Exhibit 99.1

SeaSpine Appoints Google Executive and Healthcare Thought Leader to its Board of Directors
CARLSBAD, CA / April 1, 2021 – SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced that it has appointed Shweta Singh Maniar to its Board of Directors, effective April 1, 2021. Ms. Maniar is a Global Leader, Healthcare & Life Sciences Solutions & Strategy, Google Cloud where she leads the visions, strategy and execution of Google Cloud’s industry product strategy and go-to-market model focused in Life Sciences.

Keith C. Valentine, SeaSpine President and Chief Executive Officer, said: “Shweta is an exceptional complement to the 7D Surgical transaction we announced last month and, after the transaction closes, will help guide our thinking as we leverage 7D’s advanced, machine-vision-based registration algorithms to expand our presence beyond the operating room. The 7D platform will help us address the full patient continuum of care, from pre-operative surgical planning to post-operative plan confirmation and predictive analytics. Shweta’s contributions will be important to how we maximize the enormous potential of the 7D platform that, ultimately, we believe will contribute to improved patient outcomes.”

Shweta Maniar, said: “SeaSpine is well-positioned to adapt in an evolving healthcare ecosystem where there is increasing demand for evidence-based clinical value. I’ve been impressed with the Company’s focus on science and data and I look forward to contributing in whatever way I can.”

The Company also announced that Kim Commins-Tzoumakas resigned from the Board of Directors, effective March 31, 2021. Ms. Commins-Tzoumakas is focusing on her recent appointment as Chief Executive Officer of Centers for Diagnostic Imaging, following a successful sale of 21st Century Oncology to GenesisCare in 2020, where she also served as Chief Executive Officer.

Kirt Stephenson, Chair of the SeaSpine Board of Directors, said: “Shweta will bring fresh perspective, skills and representation as SeaSpine embarks on its next stage of innovation and growth. Her appointment is a part of our goal to balance tenure and continuity, while remaining committed to Board refreshment and diversity. We thank Kim for her many contributions and wish her the best.”

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their patients’ fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements in this news release that are not a description of historical facts are forward-looking statements based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: assumptions regarding whether the acquisition of 7D Surgical will close; plans, expectations and benefits with respect to the acquisition of 7D Surgical, including the Company’s ability to leverage the 7D Surgical registration algorithms to expand its presence beyond the operating room and/or to address the full patient continuum of care; Ms. Maniar’s expected contributions and whether Ms. Maniar will help guide the Company’s thinking as it leverages the 7D Surgical registration algorithms; the potential of the 7D Surgical platform and whether it will contribute to improved patient outcomes; and whether SeaSpine is well-positioned to adapt in an evolving healthcare ecosystem. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by forward-looking statements are risks and uncertainties that include, but are not limited to: assumptions as to the timing and ability to complete the 7D Surgical acquisition, including the time required to prepare and mail 7D Surgical shareholder meeting materials and to receive, in a timely manner and on satisfactory terms, the necessary regulatory, court and shareholder approvals; the ability of the Company to successfully integrate the 7D Surgical business and other expectations and assumptions concerning the transaction; general economic and business conditions in the markets in which the parties do business, both in the U.S. and outside the U.S.; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com